UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2025

PennyMac Financial Services, Inc.

(formerly known as New PennyMac Financial Services, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	001-38727	83-1098934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3043 Townsgate Road, Westlake Village, California	91361
(Address of principal executive offices)	(Zip Code)

(818) 224-7442

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.0001 par value	PFSI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 6, 2025 (the “Closing Date”), PennyMac Financial Services, Inc. (the “Issuer” and, together with its subsidiaries, the “Company”) closed the previously announced offering (the “Offering”) of $850,000,000 aggregate principal amount of the Issuer’s 6.875% Senior Notes due 2033 (the “Notes”). The Issuer sold the Notes to the initial purchasers in the Offering, which was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were offered for resale to purchasers reasonably believed to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

Proceeds from the Offering will be used for the repayment of certain of the Company’s indebtedness, which may include the repayment of borrowings under the Company’s secured MSR facilities and other secured indebtedness, for the repurchase or repayment of a portion of the Issuer’s 5.375% senior notes due October 2025, and for other general corporate purposes.

The Notes were issued pursuant to the Indenture, dated as of February 6, 2025 (the “Indenture”), among the Issuer, the guarantors party thereto, and U.S. Bank Trust Company, National Association, as trustee. Interest on the Notes accrues beginning on February 6, 2025 at a rate of 6.875% per year. Interest on the Notes is payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 2025. The Notes mature on February 15, 2033.

The Indenture contains customary terms, events of default and covenants for an issuer of non-investment grade debt securities. These covenants include limitations on, among other things, incurring additional debt or issuing certain preferred shares, paying dividends on or making other distributions in respect of capital stock or making other restricted payments, making certain investments, selling or transferring certain assets, creating liens on certain assets to secure debt, consolidating, merging, selling or otherwise disposing of all or substantially all assets, entering into certain transactions with affiliates and designating subsidiaries as unrestricted subsidiaries.

Prior to February 15, 2028, the Issuer may, at its option and on any one or more occasions, redeem some or all of the Notes at a price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, plus a make-whole premium.

Prior to February 15, 2028, the Issuer may, at its option and on any one or more occasions, redeem up to 40% of the aggregate principal amount of the Notes with an amount equal to or less than the net proceeds from certain equity offerings at a redemption price of 106.875% plus accrued and unpaid interest to, but excluding, the redemption date.

On or after February 15, 2028, the Issuer may, at its option and on any one or more occasions, redeem some or all of the Notes at the applicable redemption prices set forth in the Indenture, plus accrued and unpaid interest to, but excluding, the redemption date.

If a “change of control triggering event” (as defined in the Indenture) occurs, the holders of the Notes may require the Issuer to purchase for cash all or a portion of their Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the repurchase date.

The Notes will be senior unsecured obligations of the Issuer and will rank senior in right of payment to any future subordinated indebtedness of the Issuer, equally in right of payment with all existing and future senior indebtedness of the Issuer and effectively subordinated to any future secured indebtedness of the Issuer to the extent of the value of collateral securing such indebtedness.

The Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the Issuer’s existing and future wholly-owned domestic subsidiaries (other than certain excluded subsidiaries). The guarantees will be senior unsecured obligations of the guarantors and will rank senior in right of payment to any future subordinated indebtedness of the guarantors, equally in right of payment with all existing and future senior indebtedness of the guarantors and effectively subordinated to any future secured indebtedness of the guarantors to the extent of the value of collateral securing such indebtedness. The Notes and the guarantees will be structurally subordinated to the indebtedness and liabilities of the Issuer’s subsidiaries that do not guarantee the Notes.

The foregoing summaries of the Indenture and the Notes do not purport to be complete and are qualified in their entirety by reference to the Indenture, a copy of which is filed as Exhibit 4.1 to this Form 8-K, and such document is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report relating to the Indenture is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1	Indenture, dated as of February 6, 2025, among PennyMac Financial Services, Inc., the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee, relating to the 6.875% Senior Notes due 2033
4.2	Form of Global Note for 6.875% Senior Notes due 2033 (included in Exhibit 4.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC FINANCIAL SERVICES, INC.

Date: February 6, 2025	/s/ Daniel S. Perotti
Daniel S. Perotti
Senior Managing Director and Chief Financial Officer